EXHIBIT 10.21

INDEMNITY AGREEMENT

(Two Commerce Square)

(JAT Guaranties Re Mezz Loans)

THIS INDEMNITY AGREEMENT (this “Indemnity”) is made as of                                     , 2004 by THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership (the “Operating Partnership”), in favor of JAMES A. THOMAS (“JAT”).

WHEREAS, JAT, Thomas Partners, Inc. (“TPI”) and their affiliated entities are currently engaged in the process of consolidating the ownership of a portfolio of office and other properties located in Southern California, Pennsylvania and Texas, including, inter alia, that certain real property owned by Philadelphia Plaza-Phase II, LP, a Pennsylvania limited partnership (“PPPII”), located in Philadelphia, Pennsylvania known as Two Commerce Square (“Two Commerce Square”), through a series of transactions (the “Formation Transactions”) in which JAT, TPI, their affiliated entities and other unrelated third parties will contribute direct or indirect interests in the properties or, directly or indirectly, some or all of the interests in certain limited partnerships and limited liability companies which currently own, directly or indirectly, interests in such properties, to the Operating Partnership, the sole general partner of which is Thomas Properties Group, Inc., a Delaware corporation (“TPG”). The Formation Transactions relate to the proposed initial public offering of the common stock of TPG.

WHEREAS, through a series of direct and indirect transfers of interests in PPPII (the “TCS Transfers”) in connection with the Formation Transactions, the Operating Partnership will own certain of the indirect ownership interests in PPPII and will manage and operate the Two Commerce Square project.

WHEREAS, in connection with the existing financing of Two Commerce Square, PPPII, as borrower, and DB Realty Mezzanine Investment Fund II, L.L.C., a Delaware limited liability company (“Investment Fund”), as lender, have entered into that certain Senior Mezzanine Loan Agreement dated as of July 31, 2003, together with certain other documents (collectively, “Sr. Mezz Loan Documents”) in connection with that certain mezzanine loan in the original principal amount of $49,130,000.00 (“Sr. Mezz Loan”).

WHEREAS, in connection with and under the terms of the Sr. Mezz Loan, JAT entered into a certain Guaranty executed as of July 31, 2003 (“Sr. Mezz JAT Guaranty”) in favor of Investment Fund, and Thomas Development Partners, L.P., a California limited partnership (“TDP”) entered into a certain Guaranty executed as of July 31, 2003 (“Sr. Mezz Sponsor Guaranty”) in favor of Investment Fund. Under the Sr. Mezz JAT Guaranty and the Sr. Mezz Sponsor Guaranty respectively, JAT and TDP guaranteed payment of certain debt obligations of PPPII to Investment Fund, in accordance with the particular terms and conditions of each of the Sr. Mezz JAT Guaranty and the Sr. Mezz Sponsor Guaranty.

WHEREAS, further in connection with the existing financing of Two Commerce Square, PPPII, as borrower, and DB Realty Mezzanine Parallel Fund II, LLC, a Delaware limited liability company (“Parallel Fund”), as lender, have entered into (i) that certain Junior A

Mezzanine Loan Agreement dated as of July 31, 2003, together with certain other documents, in connection with that certain junior mezzanine loan in the original principal amount of $3,500,000.00 (“Jr. A Mezz Loan”), and (ii) that certain Junior B Mezzanine Loan Agreement dated as of July 31, 2003, together with certain other documents, in connection with that certain junior mezzanine loan in the original principal amount of $24,457,340.00 (“Jr. B Mezz Loan”), (collectively, “Jr. Mezz Loan Documents;” and the Jr. A Mezz Loan and Jr. B Mezz Loan, collectively, the “Jr. Mezz Loans”).

WHEREAS, in connection with and under the terms of each of the Jr. A Mezz Loan and the Jr. B Mezz Loan, (i) JAT entered into a separate Guaranty for each, executed as of July 31, 2003 (collectively, “Jr. Mezz JAT Guaranties”) in favor of Parallel Fund, and (ii) TDP entered into a separate Guaranty, both executed as of July 31, 2003 (“Jr. Mezz Sponsor Guaranties”) in favor of Parallel Fund. Under the Jr. Mezz JAT Guaranties and the Jr. Mezz Sponsor Guaranties respectively, JAT and TDP guaranteed payment of certain debt obligations of PPPII to Parallel Fund, in accordance with the particular terms and conditions of each of the Jr. Mezz JAT Guaranties and the Jr. Mezz Sponsor Guaranties.

WHEREAS, in connection with the TCS Transfers, the Operating Partnership has assumed TDP’s liabilities, duties, and obligations under the Sr. Mezz Sponsor Guaranty and the Jr. Mezz Sponsor Guaranties, and Investment Fund and Parallel Fund, respectively, have agreed to acknowledge the Operating Partnership as a substitute guarantor, and fully release TDP from its liabilities, duties, and obligations under the Sr. Mezz Sponsor Guaranty and the Jr. Mezz Sponsor Guaranties.

WHEREAS, in connection with the TCS Transfers, neither Investment Fund nor Parallel Fund have agreed to acknowledge the Operating Partnership as a substitute guarantor under the Sr. Mezz JAT Guaranty or the Jr. Mezz JAT Guaranties (collectively, the “JAT Guaranties”), and have not released JAT from his liabilities, duties, and obligations thereunder.

WHEREAS, as a condition to execution and delivery of certain documents by JAT in connection with the TCS Transfers for the benefit of the Operating Partnership, JAT has required and the Operating Partnership has agreed to execute this Indemnity in favor of JAT in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing recitals, and as an inducement to JAT to enter into respective agreements, certificates and instruments relating to the TCS Transfers for the benefit of the Operating Partnership, and for other good and valuable consideration received, the sufficiency and adequacy of which are hereby acknowledged, the Operating Partnership hereby agrees as follows:

1. The Operating Partnership shall, at its sole cost and expense, indemnify, defend (with counsel acceptable to JAT) and hold harmless JAT, from and against, and shall reimburse JAT for, any loss, cost, damage, payment, charge, claim, expense, fee or liability (including, without limitation, reasonable attorneys’ fees) imposed upon or incurred by JAT under the JAT Guaranties for any reason on or after the date of this Indemnity. Any amounts payable to JAT by reason of the foregoing indemnity shall become immediately due and payable and shall bear interest at the lesser of (a) eight percent (8%) per annum or (b) the maximum rate permitted by law, from the date such payment, loss or damage is made or sustained by JAT until paid.

2. This Indemnity is an absolute and unconditional indemnity of payment (and not of collection) and of performance. This Indemnity shall be enforceable against the Operating Partnership without the necessity of any suit or proceeding of any kind or nature whatsoever against JAT and without the necessity of any notice of non-payment, non-performance or non-observance or of any notice of acceptance of this Indemnity or of any other notice or demand to which the Operating Partnership might otherwise be entitled, all of which the Operating Partnership hereby expressly waives.

3. This Indemnity shall be a continuing indemnity, and the liability of the Operating Partnership hereunder shall, subject to the last sentence of this Paragraph 3, in no way be affected, modified or diminished by reason of (a) any assignment, renewal, modification, amendment or extension of any of the JAT Guaranties, or (b) any modification or waiver of or change in any of the terms, covenants and conditions of any of the JAT Guaranties, or (c) any extension of time that may be granted under any of the JAT Guaranties, or (d) any consent, release, indulgence or other action, inaction or omission under or in respect of the JAT Guaranties, or (e) any dealings or transactions or matter or thing occurring between the Operating Partnership and JAT, or (f) any bankruptcy, insolvency, reorganization, liquidation, arrangement, assignment for the benefit of creditors, receivership, trusteeship or similar proceeding affecting the Operating Partnership and/or JAT, whether or not notice thereof is given to the Operating Partnership. Notwithstanding the foregoing, JAT shall not modify or amend, nor agree to modify or amend, any of the JAT Guaranties in any manner that would increase the amount of JAT’s liability thereunder without the prior written consent of the Operating Partnership, which may be granted or withheld in the Operating Partnership’s sole and absolute discretion.

4. The Operating Partnership expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which the Operating Partnership may now or hereafter have against any Person (defined in the JAT Guaranties) directly or contingently liable for the payment or performance of the obligations which are the subject of the JAT Guaranties (including, without limitation, any property collateralizing such obligations), arising from the existence or performance of the obligations of the Operating Partnership hereunder.

5. Without limiting the generality of the foregoing, the Operating Partnership also waives to the extent applicable any and all defenses or benefits that might otherwise be available to Operating Partnership under California Civil Code Sections 2809, 2810, 2815, 2819, 2822, 2839, 2845 through 2850, 2899 and 3433.

6. No delay on the part of JAT in exercising any right, power or privilege under this Indemnity or failure to exercise the same shall operate as a waiver of or otherwise affect any such right, power or privilege, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7. No waiver or modification of any provision of this Indemnity nor any termination of this Indemnity shall be effective unless in writing, signed by JAT; nor shall any such waiver be applicable except in the specific instance for which given.

8. All of JAT’s rights and remedies under this Indemnity, now or hereafter existing at law or in equity or by statute or otherwise, are intended to be distinct, separate and cumulative and no exercise or partial exercise of any such right or remedy herein mentioned is intended to be in exclusion of or a waiver of any of the others.

9. Without regard to principles of conflicts of laws, the validity, interpretation, performance and enforcement of this Indemnity shall be governed by and construed in accordance with the internal laws of the State of California.

10. This Indemnity is solely for the benefit of JAT, and nothing herein shall be deemed to confer upon anyone other than JAT any right to insist upon or to enforce the performance or observation of any of the obligations contained herein.

[Operating Partnership Signature on Following Page]

IN WITNESS WHEREOF, the Operating Partnership has executed this Indemnity as of the date first set forth above.

OPERATING PARTNERSHIP: THOMAS PROPERTIES GROUP, L.P., a Maryland limited partnership

By:	THOMAS PROPERTIES GROUP, INC.,
a Maryland corporation Its General Partner

By:
Name:
Title:

THE UNDERSIGNED HEREBY ACCEPTS THE FOREGOING INDEMNITY:

JAMES A. THOMAS